Exhibit 5.1

July 27, 2026

Radiopharm Theranostics Limited

Level 3, 62 Lygon Street

Carlton South, VIC 3053
Australia

Re:	Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as Australian counsel to Radiopharm Theranostics Limited, an Australian company (the “Company”), in connection with its (i) registration statement on Form F-3 (No. 333-292178, the “Registration Statement”), under the U.S. Securities Act of 1933, as amended (the “Securities Act”), with the U.S. Securities and Exchange Commission (the “Commission”) and (ii) prospectus supplement to the prospectus forming part of the Registration Statement and to be filed on July 27, 2026 (the “Prospectus Supplement”).

The Registration Statement relates to the proposed offer and sale by the Company of ordinary shares of the Company (the “Shares”) represented by 1,281,646 American Depositary Shares (the “ADSs”).

For the purposes of this opinion, we have examined and relied upon copies of the following documents:

(a)	the Registration Statement, including a prospectus forming part of it;

(b)	the Prospectus Supplement;

(c)	the Company’s Constitution; and

(d)	a search obtained from the Australian Securities and Investments Commission as at July 27, 2026.

We have also examined and relied upon a certificate, dated the date hereof, of the Company Secretary of the Company certifying the accuracy and completeness of the Constitution of the Company and resolutions of the Board of Directors of the Company dated July 23, 2026. We have also examined such other documents and made such enquiries as to questions of law as we have deemed relevant and necessary in order to render the opinions set forth below.

In such examination, we have assumed (a) the genuineness of all signatures; (b) the authenticity of all documents submitted to us as originals; (c) the conformity to original documents of all documents submitted to us as copies (certified or otherwise); (d) the authenticity of the originals of such copies; (e) all information contained in all documents reviewed by us is true and correct; (f) that resolutions of the Board of Directors of the Company that we have relied upon for the purposes of this opinion have not been, and will not be, varied or revoked after the date of this opinion and that the meetings of the Board of Directors of the Company at which the resolutions were considered were properly convened, all Directors who attended and voted were entitled to do so, the resolutions were properly passed, and the Directors have performed their duties properly and all provisions relating to the declaration of Directors’ interests or the power of interested Directors were duly observed; (g) the accuracy of any searches obtained from the Australian Securities and Investments Commission in relation to the Company; (h) each natural person signing any document reviewed by us had the legal capacity to do so and to perform his or her obligations thereunder; and (i) each person signing in a representative capacity any document reviewed by us had authority to sign in such capacity.

Our opinion is subject to (i) the Registration Statement, and any amendments thereto (including all necessary post-effective amendments), being effective under the Securities Act at the time of issuance of any securities thereunder; (ii) the agreed upon consideration being received for the issuance of the ADSs; (iv) the issuance of the Shares being in conformity with the Company’s Constitution, the Australian Corporations Act 2001 (the “Corporations Act”) and the listing rules of the Australian Securities Exchange, and in the manner stated in the Prospectus Supplement, so as not to violate any applicable law or result in a default under or breach of any agreement or rule binding upon the Company, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

Based upon and subject to the foregoing, we are of the opinion that:

(a)	the Company is duly incorporated and validly existing under the laws of the Commonwealth of Australia in good standing (as such term is not defined under the Corporations Act, meaning solely that there are no current orders for the winding up of, or appointment of a receiver or liquidator for the Company or any notice of its proposed deregistration);

(b)	the issuance of the Shares and the ADSs has been duly authorized; and

(c)	when issued and paid for as contemplated by Prospectus Supplement, the Shares represented by ADSs will be legally issued, fully paid and non-assessable (for the purpose of this opinion, the term “non-assessable”, when used to describe the liability of a person as the registered holder of ordinary shares has no clear meaning under the laws of the Commonwealth of Australia, so we have assumed those words to mean that holders of such ordinary shares, having fully paid all amounts due on such ordinary shares, are under no personal liability to contribute to the assets and liabilities of the Company in their capacities purely as holders of such ordinary shares).

The opinions expressed above are limited to the laws of the Commonwealth of Australia and we do not express any opinion as to the effect of any other laws, in particular as to whether an agreement or security which is governed by a law other than such laws is valid and binding. This opinion letter is limited to the matters stated herein; no opinion may be inferred beyond the matters expressly stated.

This opinion letter will be deemed to have been delivered as of the date of the Prospectus Supplement and will speak as of such date.

We consent to incorporation by reference of this opinion in the Prospectus Supplement and to any reference of this firm under the caption “Legal Matters” therein, and we consent to the filing of this opinion as an Exhibit 5.1 to the Company’s Report on Form 6-K. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Rimôn Law Pty Ltd
Rimôn Law Pty Ltd